Exhibit (j)

4601 DTC BOULEVARD • SUITE 700

DENVER, COLORADO 80237

TELEPHONE: (303) 753-1959

FAX: (303) 753-0338

www.spicerjeffries.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We hereby consent to incorporation by reference in the Prospectus and the Statement of Additional Information of Sparkline Intangible Value ETF (“ITAN”) (a “Fund”), of our report dated July 29, 2022 relating to the statement of assets and liabilities, including the schedule of investments as of May 31, 2022, and the related statements of operations, changes in net assets, and financial highlights for the period from June 29, 2021 (commencement of operations) through May 31, 2022, and the related notes and schedules and to the reference to our Firm as the Fund’s “independent registered public accounting firm”.

Denver, Colorado

September 28, 2022